Exhibit 21
Subsidiaries of the Registrant
Banco Santander Puerto Rico is a commercial banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.
Santander Mortgage Corporation is a mortgage banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Banco Santander Puerto Rico.
Santander Securities Corporation is a registered broker-dealer incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.
Santander Asset Management provides portfolio management and advisory services. It is incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Santander Securities Corporation.
Santander Insurance Agency is an insurance and general agent incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.
Santander International Bank is an international banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Banco Santander Puerto Rico.
Santander Financial Services, Inc. is a consumer finance company incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.
Island Insurance Corporation is a life insurance company licensed by the Puerto Rico Commissioner of Insurance, incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant. Island Insurance is currently inactive.
Santander Puerto Rico Capital Trust I is a statutory trust organized under the Statutory Trust Act of the state of Delaware. It was formed for the purpose of issuing trust redeemable preferred securities and is a 100% owned subsidiary of the Registrant.